Exhibit 23.1

INDEPENDENT REGISTERED Public Accounting Firm’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Atomera Incorporated on Forms S-8 (File No. 333-213093 and File No. 333-218666) and Forms S-3 (File No. 333-219782 and File No. 333-234382) of our report dated March 6, 2020, with respect to our audits of the financial statements of Atomera Incorporated as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report is included in this Annual Report on Form 10-K of Atomera Incorporated for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

March 13, 2020